UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

LM FUNDING AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37605 (Commission File Number)	47-3844457 (IRS Employer Identification No.)

302 Knights Run Avenue, Suite 1000 Tampa, Florida 33602 (Address of principal executive offices, including zip code) (813) 222-8996 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2016, LM Funding America, Inc. (the “Company”) issued a press release announcing the departure of its President, Mr. Sean D. Galaris at the end of the year. Mr. Galaris will take a similar position at Condominium Associates, a Tampa based property management company that manages over 300 community associations in Florida. The Company would like to thank Mr. Galaris for his leadership and service to our company and look forward to working with him in the future.

Additionally, pursuant to a cost-cutting initiative by the Company, the employment agreements of Bruce Rodgers, Carollinn Gould, Dean Akers, Steve Weclew, and Aaron Gordon have been amended to decrease their annual base salaries to $269,500, $84,000, $140,000, $140,000, and $112,500 respectively.  The collective total represents more than a 30% decrease to overall executive management base salaries. The respective employment agreement amendments are attached as exhibits to this filing.

Item 7.01.  Regulation FD Disclosure.

The Company has issued a press release, dated August 31, 2016, relating to the Purchase Agreement Amendment.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

In addition, the Company has implemented a cost-cutting initiative that is expected to reduce expenses by approximately $2 million annually. The initiative, which is expected to be completed by the beginning of Q4 2016, includes streamlining internal processes, reducing costs and ultimately, enhancing gross margins. These measures include reducing non-sales related back office personnel by 30%, reducing back office wages up to 20% and lowering the company’s executive base compensation by 30%.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment to the Employment Agreement of Bruce M. Rodgers
10.2	Amendment to the Employment Agreement of Carollinn Gould
10.3	Amendment to the Employment Agreement of R. Dean Akers
10.4	Amendment to the Employment Agreement of Steve Weclew
10.5	Amendment to the Employment Agreement of Aaron Gordon
99.1	Press Release Dated August 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LM FUNDING AMERICA, INC.

By:	/s/ Stephen Weclew
Stephen Weclew
Chief Financial Officer, Treasurer and Assistant Secretary (Principal Accounting Officer and Principal Financial Officer)

Date:  August 31, 2016